EXHIBIT 99.1

Executive Contact:	Investor Relations Contact:
Richard Vasek	Maureen McGarrigle
Chief Financial Officer	Director, Investor Relations
Rockford Corporation	Rockford Corporation
(480) 517-3169	(480) 517-3042
ROCKFORD CORPORATION ANNOUNCES TIMELY FILING
OF ANNUAL REPORT ON 10-K
Reclassifies Impairment Charge of Pending Sale of Q-Logic Assets
     Tempe, Ariz., March 31, 2006/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced that it has filed its Annual Report on Form 10-K with the Securities and Exchange Commission and that the filing was made before the SEC’s deadline for its filing.
     In connection with the filing, Rockford noted that it has reclassified the $0.8 million non-cash charge resulting from its planned sale of the Q-Logic enclosure business and assets. As noted in Rockford’s March 23, 2006 press release relating to 2005 results, Rockford has reached a tentative agreement to sell the Q-Logic assets and in the 4th quarter 2005 Rockford established an allowance of $0.8 million against the Q-Logic assets to reflect the expected loss on the sale.
     Rockford had anticipated that the loss would be classified as part of “other expense.” After further review, Rockford has determined that the Q-Logic loss should be classified as part of its operating expenses and, as a result, it increases Rockford’s operating loss for the year 2005 from $(254,000) reported in the March 23, 2006, press release to an operating loss of $(1.1) million and for the 4th quarter of 2005 from $(1.5) million reported in the March 23, 2006 press release to $(2.3) million.

     The reclassification removes the Q-Logic loss from the interest and other expense line, so that interest and other expense for 2005 is reduced to $(1.7) million and for the 4th quarter is reduced to $(375,000). The amount of the Q-Logic loss remains the same as reported on March 23, 2006, as does loss from continuing operations and net loss.
About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including, without limitation, statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Although Rockford’s operations have improved significantly in the last four quarters, Rockford has not yet returned to a net profit. Rockford’s sales in its core aftermarket business were lower in fiscal 2005 compared to 2004. If Rockford’s operations fail to improve, or if sales erode further, Rockford may not be able to achieve its business objectives. In this event, Rockford could suffer setbacks in its competitive position, ability to continue growing its OEM business, and overall financial performance. Under such circumstances, Rockford might not be able to return its business to profitability as currently planned.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2006. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.
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